UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

ANAVEX LIFE SCIENCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51652	20-8365999
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

51 West 52nd Street, 7th Floor, New York, NY USA 10019
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 1-844-689-3939

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 7, 2014 (the “Effective Date” ), the board of directors (the “Board” ) of Anavex Life Sciences Corp., a Nevada corporation (the “Company” ), appointed Bernd Metzner and Elliot Favus to serve as members of the Board until their successors are duly elected, qualified and seated or until their earlier resignation or removal.

As compensation for his services, the Company granted Mr. Metzner options to purchase one hundred fifty thousand (150,000) shares of common stock in the Company, said options to vest annually over a three year period commencing on the first anniversary of the Effective Date. In addition to being a member of the Board, Mr. Metzner will serve as Chairman of the Audit Committee as of the Effective Date and the Company agreed to pay Mr. Metzner $2,500 per quarter commencing on the third quarter of fiscal year 2014.

As compensation for Mr. Favus’ services to the Board, the Company granted Mr. Favus options to purchase one hundred fifty thousand (150,000) shares of common stock in the Company, said options to vest annually over a three year period commencing on the first anniversary of the Effective Date.

On May 8, 2014 we announced the above-mentioned appointments in a press release. Said press release is attached as an exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION	LOCATION
99.1	Press Release dated May 8, 2014.	Provided herewith

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANAVEX LIFE SCIENCES CORP.

/s/ Christopher Missling
Name: Christopher Missling, PhD
Title: Chief Executive Officer

Date: May 13, 2014